As filed with the Securities and Exchange Commission on November 6, 2026

Registration Statement No. 333-284967

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROKU, INC.

(Roku, LLC as successor by merger to Roku, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	26-2087865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Fox Corporation

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

1173 Coleman Avenue

San Jose, California 95110

(408) 556-9040

(Addresses, including zip codes, and telephone numbers, including area codes, of registrant’s principal executive offices)

Adam G. Ciongoli, Esq.

Chief Legal and Policy Officer

1211 Avenue of the Americas

New York, NY 10036

(Name, addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

Approximate date of commencement of proposed sale to the public:

N/A. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided by Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment is being filed by Roku, LLC, a Delaware limited liability company, as successor to Roku, Inc., a Delaware corporation (“Roku”), to deregister all securities that remain unsold under the registration statement on Form  S-3ASR, File No. 333-284967 (the “Registration Statement”) filed by Roku with the U.S. Securities and Exchange Commission (the “SEC”) on February 14, 2025.

On November 6, 2026, pursuant to an Agreement and Plan of Merger, dated as of June 14, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Fox Corporation, a Delaware corporation (“FOX”), Falcon Merger Sub 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of FOX (“Merger Sub 1”), Falcon Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of FOX (“Merger Sub 2”), and Roku, FOX acquired Roku through:

(a)

the merger of Merger Sub 1 with and into Roku (the “First Merger”), with Roku continuing as the surviving corporation in the First Merger and becoming a wholly-owned subsidiary of FOX (the “Surviving Corporation”); and

(b)

immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity in the Second Merger and as a wholly-owned subsidiary of FOX and being renamed Roku, LLC.

In connection with the completion of the Mergers and other related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated.

In accordance with undertakings made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of November, 2026.

ROKU, LLC

By:	/s/ Nicholas Trutanich
Name: Nicholas Trutanich
Title: Executive Vice President and Assistant Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.